UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AmpliPhi Biosciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1549568
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

800 East Leigh Street, Suite 209 Richmond, VA	23219
(Address of Principal Executive Offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	NYSE MKT LLC

If this form relates to the registration of a securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

AmpliPhi Biosciences Corporation (the “Registrant”) hereby incorporates by reference the description of its common stock, par value $0.01 per share (the “Common Stock”), to be registered hereunder contained under the heading “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-1 (File No. 333-203454), as originally filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2015 (the “Registration Statement”) and declared effective by the Commission on May 14, 2015. On August 3, 2015, the Company filed Articles of Amendment to Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington that effected a 1-for-50 reverse stock split of the Common Stock, effective August 7, 2015. On August 3, 2015, the Company increased in the authorized number of shares of Common Stock from 445,000,000 to 670,000,000 shares, and the description of the Common Stock in the Registration Statement is hereby updated to reflect such increase.

Any form of prospectus to the Registration Statement that includes such description and that is subsequently filed is also incorporated by reference herein.

Item 2.	Exhibits.

The Common Stock to be registered on this Form 8-A is to be listed on the NYSE MKT LLC. In accordance with the instructions to Form 8-A, no exhibits are required to be filed as part of this Form 8-A because no other securities of the Registrant are registered on the NYSE MKT LLC and because the securities being registered on this Form 8-A are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 18, 2015

AmpliPhi Biosciences Corporation

By:	/s/ M. Scott Salka
M. Scott Salka, Chief Executive Officer